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                                                                    EXHIBIT 11.1


ABACUS DIRECT CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)


                                        Three Months Ended September 30     Nine Months Ended September 30
                                            1996               1995              1996             1995

Net Income                             $     1,974,681   $     1,121,430   $     2,610,004   $     1,345,132

Average shares of common stock
outstanding during the period                9,061,349         9,046,534         9,051,472         9,078,271
Incremental shares from assumed
exercise of stock options and grants
(primary)                                      461,568           165,666           478,464           121,947
                                       ---------------   ---------------   ---------------   ---------------
                                             9,522,917         9,212,200         9,529,937         9,200,218

Earnings Per Common Share             $          0.21   $          0.12   $          0.27   $          0.15
                                       ===============   ===============   ===============   ===============